SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 11, 2012

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On July 11, 2012, New York Mortgage Trust, Inc. (the “Company”) announced that during June 2012, the Company completed the purchase in the secondary market of certain securities issued by a Freddie Mac-sponsored multi-family loan securitization. The securities purchased include the first loss tranche of this Freddie Mac-sponsored multi-family loan securitization as well as certain interest only securities issued by that securitization. These multi-family CMBS are collateralized by 68 mortgage loans on 68 multi-family properties located throughout the United States. The purchase price for these assets was approximately $35.2 million. The Company used the net proceeds from its May 2012 public offering of common stock and short-term indebtedness to fund its purchase of these assets.

In addition, the Company announced that as of June 30, 2012, the Company’s multi-family CMBS portfolio was comprised of the first loss tranche (principal only securities) and certain interest only securities issued by certain Freddie Mac-sponsored multi-family loan securitizations, which the Company acquired during the course of 2011 and 2012 for an aggregate purchase price of $101.3 million. Of this amount at June 30, 2012, the first loss principal only securities included in the Company’s multi-family CMBS portfolio were purchased at an aggregate purchase price of approximately $79.8 million and have an aggregate current par value amount of approximately $322.8 million, while the interest only securities included in our multi-family CMBS portfolio were purchased at an aggregate purchase price of approximately $21.6 million and have an aggregate estimated current par value amount of approximately $3.3 billion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: July 11, 2012	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer and President